Landmark Bancorp, Inc. and Subsidiary

Table of Contents

December 31, 2020 and 2019

Exhibit 99.1

Independent Auditors' Report

To the Board of Directors and Shareholders Landmark Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated financial statements of Landmark Bancorp, Inc. and Subsidiary, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows for the years then ended, and the notes to the consolidated financial statements.

Managements' Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancorp, Inc. and Subsidiary as of December 31, 2020 and 2019 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the consolidated financial statements, the 2020 and 2019 consolidated financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Wilkes-Barre, Pennsylvania

March 29, 2021 (except for the effect of the restatement disclosed in Note 2, as to which the date is September 17, 2021)

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.  © 2020 Baker Tilly US, LLP

Landmark Bancorp Inc. and Subsidiary
Consolidated Balance Sheets
December 31, 2020 and 2019

	As Restated	As Restated
	2020	2019

Assets

Cash and due from banks	$3,521,183	$5,268,310
Securities available-for-sale	57,565,451	59,342,013
Loans, net	290,322,900	254,366,836
Bank premises and equipment, net	4,579,239	4,868,444
Accrued interest receivable	1,071,043	873,950
Restricted equity investments	1,319,000	1,175,000
Deferred tax asset	377,946	867,426
Bank owned life insurance	7,163,312	7,020,489
Foreclosed and repossessed assets	636,547	1,113,303
Other assets	1,004,791	1,627,726

Total assets	$367,561,412	$336,523,497

Liabilities and Shareholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$79,406,277	$58,749,612
Interest-bearing:
Checking	52,003,089	42,513,045
Savings	80,900,933	78,936,276
Time	74,283,045	98,081,611

Total deposits	286,593,344	278,280,544

Short-term borrowings - FHLB	5,734,400	-
Borrowings under PPPLF	15,741,289	-
Obligations under secured borrowing arrangements	13,842,859	9,722,665
Long-term borrowings - FHLB	4,500,000	7,500,000
Securities sold under agreements to repurchase	1,511,044	3,533,973
Accrued interest payable	92,794	130,965
Obligation under finance lease	1,058,006	1,143,600
Other liabilities	2,300,360	2,859,737

Total liabilities	331,374,096	303,171,484

Shareholders' Equity
Preferred stock, $1 par value, authorized 4,000,000 shares;
no shares issued and outstanding	-	-
Common stock, $1 par value, authorized 10,000,000 shares;
2,381,695 and 2,359,568 shares issued in 2020 and 2019,
respectively	2,381,695	2,359,568
Additional paid-in capital	24,728,430	24,479,290
Retained earnings	7,341,069	6,184,666
Accumulated other comprehensive income	1,736,122	345,129
Treasury stock, at cost, 1,280 shares in 2019	-	(16,640)

Total shareholders' equity	36,187,316	33,352,013

Total liabilities and shareholders' equity	$367,561,412	$336,523,497

Landmark Bancorp Inc. and Subsidiary
Consolidated Statements of Income
Years Ended December 31, 2020 and 2019

	As Restated	As Restated
	2020	2019
Interest Income
Interest and fees on loans	$11,998,534	$11,919,003
Interest and dividends on investments	1,389,567	1,613,485

Total interest income	13,388,101	13,532,488

Interest Expense
Interest on deposits	2,031,413	3,219,345
Interest on other borrowings	581,744	454,399
Interest on finance lease obligation	60,762	65,259

Total interest expense	2,673,919	3,739,003

Net Interest Income	10,714,182	9,793,485

Provision (Credit) for Loan Losses	817,461	(79,419)

Net Interest Income After Provision (Credit) for Loan Losses	9,896,721	9,872,904

Noninterest Income
Credit card interchange and fee income	37,017	69,327
Mortgage fee income	334,570	275,972
Service charges on deposit accounts	246,154	215,523
Earnings on bank owned life insurance	142,823	132,161
Other loan fee income	208,907	289,206
Other income	190,695	199,828
Gain (loss) on sale of:
Securities available-for-sale	87,353	153,150
Loans	-	387,126
Equipment	(46,594)	29,921
Foreclosed and repossessed assets	108,792	(21,877)

Total noninterest income	1,309,717	1,730,337

Noninterest Expenses
Salaries and employee benefits	5,353,129	5,668,006
Bank premises and equipment expenses	1,469,753	1,357,327
Professional fees and outside services	709,796	836,260
Data processing and communication	573,368	580,879
Business development	191,334	195,576
FDIC insurance	102,683	89,105
Director fees	234,500	228,350
Write downs on foreclosed and repossessed assets	178,683	124,844
Loss on lease termination	152,077	-
Loan collection	129,991	431,534
Pennsylvania shares and other taxes	231,518	177,440
Correspondent fees	160,530	171,812
Other operating expenses	379,608	501,570

Total noninterest expenses	9,866,970	10,362,703

Income Before (Benefit) Provision for Income Taxes	1,339,468	1,240,538

(Benefit) Provision for Income Taxes	(6,211)	182,056

Net Income	$1,345,679	$1,058,482

Earnings Per Share
Basic	$0.57	$0.45
Diluted	$0.57	$0.45

Landmark Bancorp Inc. and Subsidiary
Consolidated Statements of Comprehensive Income
Years Ended December 31, 2020 and 2019

	2020	2019

Net Income	$1,345,679	$1,058,482

Other Comprehensive Income
Unrealized gain on securities available-for-sale	1,848,104	1,042,263
Less reclassifications included in gain on sale of
securities available-for-sale on the consolidated
statements of income	87,353	153,150

Net unrealized gain on securities available-for-sale	1,760,751	889,113

Tax effect (a)	(369,758)	(186,714)

Total other comprehensive income	1,390,993	702,399

Total Comprehensive Income	$2,736,672	$1,760,881

(a) - includes provision for income taxes of $18,344 in 2020 and $32,162 in 2019 related to realized gains on sale of securities available-for-sale

Landmark Bancorp Inc. and Subsidiary
Consolidated Statements of Changes in Shareholders' Equity
Years Ended December 31, 2020 and 2019

							Accumulated
					Additional		Other
	Common Stock		Treasury Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	Income (Loss)	Total

Balance, January 1, 2019	2,348,379	$2,348,379	(4,600)	$(59,800)	$24,307,137	$5,879,128	$(357,270)	$32,117,574

Net income	-	-	-	-	-	1,058,482	-	1,058,482

Other comprehensive income	-	-	-	-	-	-	702,399	702,399

Options exercised	2,000	2,000	-	-	20,150	-	-	22,150

Share-based compensation	9,189	9,189	3,320	43,160	152,003	-	-	204,352

Dividends on common stock ($.32 per share)	-	-	-	-	-	(752,944)	-	(752,944)

Balance, December 31, 2019	2,359,568	2,359,568	(1,280)	(16,640)	24,479,290	6,184,666	345,129	33,352,013

Net income	-	-	-	-	-	1,345,679	-	1,345,679

Other comprehensive income	-	-	-	-	-	-	1,390,993	1,390,993

Options exercised	5,000	5,000	-	-	46,900	-	-	51,900

Share-based compensation	17,127	17,127	1,280	16,640	202,240	-	-	236,007

Dividends on common stock ($.08 per share)	-	-	-	-	-	(189,276)	-	(189,276)

Balance, December 31, 2020	2,381,695	$2,381,695	-	$-	$24,728,430	$7,341,069	$1,736,122	$36,187,316

Landmark Bancorp Inc. and Subsidiary
Consolidated Statements of Cash Flows
Years Ended December 31, 2020 and 2019
	As Restated	As Restated
	2020	2019
Cash Flows From Operating Activities
Net income	$1,345,679	$1,058,482
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	817,461	(79,419)
Depreciation	533,065	491,543
Share based compensation	236,007	204,352
Amortization and accretion of investment securities, net	310,608	279,042
Gain on sale of securities available-for-sale	(87,353)	(153,150)
Gain on sale of loans	-	(387,126)
(Gain) loss on sale of foreclosed and repossessed assets	(108,792)	21,877
Write-downs on foreclosed and repossessed assets	178,683	124,844
Loss (gain) on sale of equipment	46,594	(29,921)
Loss on lease termination	152,077	-
Deferred income taxes	119,722	202,861
Earnings on bank owned life insurance	(142,823)	(132,161)
Change in:
Accrued interest receivable	(197,093)	120,183
Other assets	470,858	188,146
Accrued interest payable	(38,171)	883
Other liabilities	(559,377)	281,290

Net cash provided by operating activities	3,077,145	2,191,726

Cash Flows From Investing Activities
Proceeds from maturities of interest-bearing deposits in banks	-	-
Securities available-for-sale:
Proceeds from principal paydowns, calls and maturities	14,563,069	10,436,988
Proceeds from sales	4,368,828	22,349,492
Purchases	(15,617,839)	(33,903,383)
Net change in loans	(36,900,566)	2,130,050
Net change in restricted equity investments	(144,000)	(82,200)
Purchase of bank owned life insurance	-	(370,000)
Purchase of bank premises and equipment	(301,863)	(178,538)
Proceeds from sale of equipment	11,409	30,894
Proceeds from sale of foreclosed and repossessed assets	533,906	857,042

Net cash (used in) provided by investing activities	(33,487,056)	1,270,345

Cash Flows From Financing Activities
Net change in deposit accounts	8,312,800	(11,006,223)
Net change in short-term borrowings	5,734,400	(289,000)
Net change in obligations under secured borrowing arrangements	4,120,194	1,532,238
Proceeds from PPPLF	29,070,700	-
Repayment of PPPLF	(13,329,411)	-
Net change in securities sold under agreements to repurchase	(2,022,929)	492,961
Proceeds from long-term borrowings	-	3,000,000
Repayment of long-term borrowings	(3,000,000)	(2,991,000)
Repayment of obligation under capital lease	(85,594)	(78,120)
Proceeds from exercise of stock options	51,900	22,150
Cash dividends to shareholders, common stock	(189,276)	(752,944)

Net cash provided by (used in) financing activities	28,662,784	(10,069,938)

Decrease in Cash and Cash Equivalents	(1,747,127)	(6,607,867)

Cash and Cash Equivalents, Beginning	5,268,310	11,876,177

Cash and Cash Equivalents, Ending	$3,521,183	$5,268,310

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

1.Nature of Operations and Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Landmark Bancorp, Inc. (Bancorp) and its wholly owned subsidiary, Landmark Community Bank (Bank) (collectively,
Company) after elimination of all significant intercompany balances and transactions.

Nature of Operations

The Company provides a full range of basic financial services to individuals, small businesses, municipal and corporate customers. Its primary market area is Luzerne County and Lackawanna County, Pennsylvania and surrounding counties. The Company's primary deposit products are demand deposits and interest-bearing time and savings accounts. It offers a full array of loan products to meet the needs of retail, commercial and municipal customers. The Company is subject to regulation by the Federal Reserve Bank of Philadelphia and the Pennsylvania Department of Banking and Securities.

Subsequent Event/Plan of Merger

On February 25, 2021, Fidelity D & D Bancorp, Inc. (Fidelity), the holding company for Fidelity Deposit and Discount Bank (Fidelity Bank) and NEPA Acquisition Subsidiary, LLC (Acquisition Subsidiary) and the Company jointly announced a definitive agreement and plan of reorganization pursuant to which Fidelity will acquire the Company. Upon the closing of the transaction, the Company will merge with and into the Acquisition Subsidiary, and subsequently, the Bank will merge with and into Fidelity Bank. The merger has been approved by the boards of directors of both institutions and is anticipated to be completed in the third quarter of 2021. The transactions are subject to approval by the shareholders of the Company, as well as regulatory approvals, and other customary closing conditions. Under the terms of the agreement, the Company’s shareholders will receive .272 shares of Fidelity common stock and $3.26 of cash for each share of the Company’s common stock they own.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of investment securities and other financial instruments, other-than-temporary impairment of investment securities and the valuation of deferred tax assets.

In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties. While management uses available information to recognize general and unallocated losses on loans, further reductions in the carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require the Company to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The Company's investment securities are comprised of a variety of financial instruments. The fair values and possible other-than-temporary impairment of these securities are subject to various risks including changes in the interest rate environment and general economic conditions. Due to the increased level of these risks and their potential impact on the fair values and the need to recognize other-than-temporary impairment of the securities, it is possible that the amounts reported in the accompanying consolidated financial statements could materially change in the near term.

In assessing the need for a valuation allowance for deferred tax assets, the Company primarily considers its ability to generate taxable income in the future in determining whether it is more likely than not that the deferred tax assets will be realized.

Significant Group Concentration of Credit Risk

The Company grants commercial, consumer, municipal and mortgage loans to customers primarily located in Luzerne and Lackawanna Counties of Pennsylvania. Although the Company has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their contracts is dependent on the economic conditions where the Company operates. The Company does not have any significant concentrations from one industry or customer.

Investments

Debt securities that management has the positive intent and ability to hold to maturity are classified as held-to-maturity and recorded at amortized cost. Securities not classified as held to maturity are classified as available-for-sale and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income/loss. The Company has no held-to-maturity securities.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their costs that are deemed to be other-than-temporary credit losses are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Restricted Equity Investments

Restricted equity securities consist of investments in the Federal Home Loan Bank of Pittsburgh (FHLB), the Federal Reserve Bank of Philadelphia (FRB) and the Atlantic Community Bankers Bank (ACBB). Investments in these entities are restricted and carried at cost.

The Company, as a member of the FHLB system, is required to maintain an investment in capital stock of the FHLB. The carrying value of this stock was $550,500 at December 31, 2020 and $436,500 at December 31, 2019. The Company is also required to maintain investments in the FRB and ACBB. The carrying value of these stocks was $731,500 and $37,000, respectively, at December 31, 2020 and $701,500 and $37,000, respectively, at December 31, 2019.

Management reviews for impairment based on the ultimate recoverability of the cost basis of these stocks and believes no impairment has occurred.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are generally reported at their outstanding unpaid principal balances adjusted for the allowance for loan losses and any unamortized deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The loan receivable portfolio is segmented into commercial, residential mortgage, and consumer loans. Commercial loans consist of the following classes: commercial real estate, commercial and industrial, and municipal and other. Municipal and other loans include loans to local governments and authorities, loans guaranteed by government agencies and loans fully secured by cash and marketable securities. Residential mortgage loans include 1-4 family mortgage loans. Consumer loans include junior liens, home equity lines of credit, personal installment loans and direct and indirect automobile loans. The segments of the Company's loan portfolio are disaggregated to a level that allows management to monitor risk and performance. Common risk characteristics include loan type, collateral type and geographic location.

Commercial real estate loans include income-producing investment properties and owner-occupied real estate used for business purposes. The underlying properties are located in the Company's primary market area. The cash flows of the income producing investment properties may be adversely impacted by a downturn in the economy as evidenced by increased vacancy rates, which in turn, will have an effect on credit quality. Generally, management seeks to obtain annual financial information from borrowers with loans in this category. In the case of owner-occupied real estate used for business purposes, a weakened economy and resulting decline in consumer and/or business spending may have an adverse effect on credit quality.

Commercial and industrial loans are made to businesses. Generally, these loans are secured by assets of the business and repayment is expected from the cash flows of the business. A weakened economy and resulting decline in consumer and/or business spending may have an effect on the credit quality in this loan class.

Municipal and other loans are primarily loans to local governments and municipal authorities in the Company's market area and are generally backed by specified revenue streams or the taxing ability of the governments.

Residential mortgage loans are made to, and secured by, owner-occupied residential real estate and/or chattel and repayment is dependent on the credit quality of the individual borrower. The overall health of the economy, including unemployment rates and housing prices, may have an effect on the credit quality in this loan class. The Company generally does not originate loans with a loan-to-value ratio greater than 95% and does not grant sub-prime loans.

Consumer loans may be either secured or unsecured and repayment is dependent on the credit quality of the individual borrower. Therefore, the overall health of the economy, including unemployment rates, may have a significant effect on the credit quality in this loan class.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed from interest income. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates of loan payments.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Allowance for Loan Losses

The allowance for loan losses represents management's estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Consumer loans are generally charged off no later than 120 days on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components.

The specific component of the allowance relates to loans that are classified as impaired. For loans that are classified as impaired, a specific allowance is established or a partial charge-off is taken when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due.
Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment records and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis. The Company does not separately evaluate individual residential mortgage or consumer loans for impairment, unless such loans are part of a larger relationship that is impaired or are classified as a troubled debt restructuring (TDR).

The estimated fair values of the Company's impaired loans are measured based on the estimated fair value of the loan's collateral or discounted cash flows. For impaired loans secured by real estate, estimated fair values are generally determined through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary or practical. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Should a current appraisal not be available or practical at the time of impairment analysis, the Company may use other sources of valuation such as broker price opinions, drive-by estimates, restricted use appraisals or executed agreements of sale until such time a complete, updated appraisal may be performed.  Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value.
The discounts include estimated costs to sell the property.

For loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower's financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The general component of the allowance covers pools of loans by loan class including loans not considered impaired, as well as smaller balance homogeneous loans, such as residential mortgage and consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates. A qualitative factor is then applied to the historical loss rates to reflect management's analysis of the following qualitative risk factors:

1.	Changes in lending policies and procedures, including underwriting standards and collection, charge-off and recovery practices.
2.	Changes in international, national, regional and local economic and business conditions as well as the condition of various market segments.
3.	Changes in the nature and volume of the portfolio and terms of loans.
4.	Changes in experience, ability and depth of lending management and staff.
5.	Changes in volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.
6.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
7.	Changes in the quality of the Company's loan review system and the degree of oversight of the Company's Board of Directors.
8.	The effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses in the Company's current loan portfolio.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management's best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower's overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments for residential mortgages and consumer loans. Credit quality risk ratings include regulatory classifications of pass, special mention, substandard, doubtful and loss. Loans criticized as special mention have potential weaknesses that deserve management's close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified as substandard with the added characteristic that collection or liquidation in full, based on current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass. To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay a loan as agreed, the Company has a structured loan rating process encompassing both internal and external oversight. Generally, residential mortgage and consumer loans are included in the pass category unless part of a larger substandard relationship or on nonaccrual status at which time they are classified as substandard. The Company's commercial loan officers and credit administration are responsible for the timely and accurate risk rating of the commercial loans in their portfolio at origination and on an ongoing basis. An ongoing review of commercial loans is performed by credit administration. The Company also utilizes an external loan review consultant to conduct a loan review of its portfolio each year. The external consultant generally reviews all loan relationships exceeding a specified threshold.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

An unallocated component of the allowance is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

Loans whose terms are modified are classified as TDRs if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a TDR generally involve a temporary reduction in interest rate or an extension of a loan's stated maturity date. Nonaccrual TDRs may be restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as TDRs are designated as impaired.

In addition, federal and state regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the level of the allowance for loan losses was adequate to absorb probable credit losses inherent in the loan portfolio at December 31, 2020.

Bank Premises and Equipment

Bank premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated lives of the assets. Finance lease right-of-use assets are recorded at an amount equal to the lease liability at commencement date plus initial direct costs and are amortized over the shorter of the lease term or the estimated life of the asset.
The lease liability is equal to the present value of the minimum lease payments. Amortization of finance lease right-of-use assets is included in depreciation.

Bank Owned Life Insurance

The Company is the owner and primary beneficiary of life insurance policies on certain current and former employees. The life insurance investment is carried at the cash surrender value of the underlying policies. The increase in the cash surrender value is recognized as a component of noninterest income. If these policies are surrendered, the Company would be taxed on the excess of the proceeds received over the premiums paid. However, the Company intends to hold these policies until the nontaxable proceeds are realized and, accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

Foreclosed and Repossessed Assets

Assets acquired through, or in lieu of, loan foreclosure and repossession are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure or repossession, establishing a new cost basis. Subsequently, valuations are periodically performed and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in noninterest expenses.
There were no residential real estate related foreclosed and repossessed assets at December 31,  2020 and 2019. There was one residential real estate loan in the process of foreclosure at December 31,  2020 with an outstanding balance of $37,515. There was one residential real estate loan in the process of foreclosure at December 31,  2019 with an outstanding balance of $41,805.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Revenue Recognition

The Company earns income from various sources, including loans,  investment securities, bank-owned life insurance, deposit accounts and sales of assets.

Interest income on loans is accrued on the unpaid principal balance and recorded daily.
Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities is recognized on the accrual basis. Purchase premiums and discounts are recognized using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Service charges on deposits include maintenance and analysis fees, overdraft fees and debit card fees. Revenue is recognized when the Company's performance obligation is completed which is generally monthly for account services or when a transaction has been completed. Payment for service charges on deposit accounts is received immediately or in the following month through a direct charge to customers' accounts.

Credit card interchange and fee income is primarily credit card interchange fees from cardholder transactions which represent a percentage of the underlying transaction value and are recognized quarterly,  through the Companies direct issuing agent.

Mortgage fee income represents a brokerage fee for originating mortgage loans. The fee is a percentage of each loan and is recognized at the time of funding.

Other loan fee income and other income includes fees and revenue which are generally transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Company has no continuing involvement with the asset. The Company does not generally finance the sale.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company - put presumptively beyond the reach of the transferor and its creditors, even in bankruptcy or other receivership, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity or the ability to unilaterally cause the holder to return specific assets.

Share-Based Compensation

The Company measures and records compensation expenses for share-based payments based on the instrument's fair value on the date of grant. The fair value of each stock option grant is measured using the Black-Scholes option pricing model. The fair value of stock awards is based on the Company's stock price. Share-based compensation expense is recognized over the service period, generally defined as the vesting period.

Advertising Costs

Advertising costs are expensed as incurred and totaled $108,214 in 2020 and $117,233 in 2019.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Income Taxes

Income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities. Enacted changes in tax rates and laws are recognized in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were no interest or penalties paid in 2020 and 2019.

Treasury Stock

Treasury stock is recorded at cost. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Earnings per Share

Basic earnings per share (EPS) is based on the weighted average number of shares of common stock outstanding. Diluted EPS is computed in the same manner as basic EPS but reflects the potential dilution that could occur if stock purchase warrants and options to purchase additional common stock were exercised.

Statement of Cash Flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

Interest paid totaled $2,712,090 in 2020 and $3,738,120 in 2019.  Income taxes paid in 2020 were $200,000.  There were no income tax payments in 2019. Loans transferred to foreclosed and repossessed assets were $127,041 in 2020 and $1,502,234 in 2019. In 2019, right-of-use assets and a related liability for operating leases of $660,054 were recognized.

Subsequent Events

Subsequent events were evaluated for recognition or disclosure through March 29, 2021 (except for Note 2 as to which the date is September 17, 2021), the date the consolidated financial statements were available to be issued.

Future Accounting Standard

In 2016, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU No. 2016-13 requires financial assets measured at amortized cost to be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The Company must adopt this guidance in 2023. The Company is in the process of evaluating the potential impact of adopting this ASU.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

2.   Restatement

The consolidated financial statements as of and for the years ending December 31, 2020, and 2019 have been restated to correct an error in the accounting for certain loan participations. Previously, all loan participations were accounted for as sales and the participated loan balance was removed from the consolidated financial statements. The Company has determined that $13,842,859 and $9,722,665 of these loan participations at December 31, 2020 and 2019, respectively, did not qualify for sales accounting. As such, the loan balances previously removed have been restored and the proceeds received have been reported as obligations under secured borrowings. Interest income and interest expense related to these loans and secured borrowings have also been recognized. The allowance for loan losses was updated to reflect these additional loan balances but no adjustment was required to the total allowance for loan losses. The restatement had no effect on net income or earnings per share in 2020 and 2019.

The effects of the restatement on the previously reported 2020 and 2019 consolidated financial statements are shown in the table below. Additionally, related footnotes have been updated to reflect the effects of the restated amounts (See Notes 4, 7, 16, and 17).

	December 31, 2020			December 31, 2019
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet:
Loans, net	$276,480,041	$13,842,859	$290,322,900	$244,644,171	$9,722,665	$254,366,836
Accrued interest receivable	1,060,148	10,895	1,071,043	863,487	10,463	873,950
Obligations under secured borrowing arrangements	-	13,842,859	13,842,859	-	9,722,665	9,722,665
Accrued interest payable	81,899	10,895	92,794	120,502	10,463	130,965

Consolidated Statement of Income:
Interest and fees on loans	$11,599,578	$398,956	$11,998,534	$11,586,735	$332,268	$11,919,003
Interest on other borrowings	182,788	398,956	581,744	122,131	332,268	454,399

Consolidated Statement of Cash Flows:
Change in accrued interest receivable	$(196,661)	$(432)	$(197,093)	$109,900	$10,283	$120,183
Change in accrued interest payable	(38,603)	432	(38,171)	11,166	(10,283)	883
Net change in loans	(32,780,372)	(4,120,194)	(36,900,566)	3,662,288	(1,532,238)	2,130,050
Net change in obligations under secured borrowing arrangements	-	4,120,194	4,120,194	-	1,532,238	1,532,238
Interest paid	2,313,566	398,524	2,712,090	3,395,569	342,551	3,738,120

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

3.Investment Securities

The amortized cost and estimated fair value of investment securities available-for-sale at December 31 are summarized as follows:

2020
Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. government sponsored enterprises (GSE)	$6,040,339	$328,907	$-	$6,369,246
U.S. Treasury	1,976,632	132,118	-	2,108,750
U.S. government agency	327,485	12,952	-	340,437
Mortgage-backed, GSE-residential	18,353,982	626,439	6,321	18,974,100
State and political subdivisions	28,169,390	1,108,217	12,228	29,265,379
Corporate bond	500,000	7,539	-	507,539

Total	$55,367,828	$2,216,172	$18,549	$57,565,451

2019
Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. GSE	$10,050,154	$155,727	$5,585	$10,200,296
U.S. Treasury	1,968,617	57,008	-	2,025,625
U.S. government agency	392,479	-	4,459	388,020
Mortgage-backed, GSE-residential	26,122,660	299,972	36,390	26,386,242
State and political subdivisions	20,371,230	180,147	209,547	20,341,830

Total	$58,905,140	$692,854	$255,981	$59,342,013

Proceeds from the sale of securities available-for-sale were $4,368,828 in 2020 and $22,349,492 in 2019. Gross gains of $87,353 in 2020 and $186,521 in 2019 and gross losses of $-0- in 2020 and $33,371 in 2019 were realized on the sales.

Investments with a fair value of approximately $32,900,000 and $32,500,000 were pledged as collateral for securities sold under agreements to repurchase and public deposits at December 31,  2020 and 2019, respectively.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The amortized cost and fair value of debt securities at December 31, 2020, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because obligors may have the right to call or repay obligations with or without call or repayment penalties.

Amortized Cost	Fair Value

Due in less than one year	$3,997,431	$4,025,648
Due in one to five years	8,742,626	9,086,892
Due in five to ten years	9,204,084	9,853,417
Due after ten years	15,069,705	15,625,394
Mortgage-backed, GSE-residential	18,353,982	18,974,100

Total	$55,367,828	$57,565,451

The following table presents gross unrealized losses and fair value of investments aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31:

2020
Less Than 12 Months		12 Months or More		Total
Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

Mortgage-backed, GSE-residential	$882,790	$6,321	$-	$-	$882,790	$6,321
State and political subdivisions	3,500,920	12,228	-	-	3,500,920	12,228

Total	$4,383,710	$18,549	$-	$-	$4,383,710	$18,549

	2019
U.S. GSE	$-	$-	$992,516	$5,585	$992,516	$5,585
U.S. government agency	388,020	4,459	-	-	388,020	4,459
Mortgage-backed, GSE-residential	5,456,086	22,165	2,349,031	14,225	7,805,117	36,390
State and political subdivisions	8,726,192	209,547	-	-	8,726,192	209,547

Total	$14,570,298	$236,171	$3,341,547	$19,810	$17,911,845	$255,981

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition, cash flows, interest rates, the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value and whether the Company expects to sell or could be required to sell the securities.

The Company had eight securities in unrealized loss positions at December 31, 2020. The securities consist of general obligation municipal bonds, municipal revenue bonds and securities issued by U.S. government sponsored enterprises. The unrealized losses are considered to result from changes in interest rates and not from downgrades in the creditworthiness of the issuers. In analyzing an issuer's financial condition, management considers whether the securities are general obligation or revenue bonds, whether they are issued by the U.S. government or its agencies, whether downgrades by bond rating agencies have occurred and the results of reviews of the issuer's financial condition. The Company does not intend to sell these securities nor is it more likely than not that it will be required to sell these

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

securities prior to recovery. No other-than-temporary impairment has been recognized in 2020 and 2019.

4.Loans and Allowance for Loan Losses

Loans at December 31 (as restated) are summarized as follows:

2020	2019

Commercial loans:
Real estate	$167,533,035	$160,088,640
Commercial and industrial	39,449,771	24,794,769
Municipal and other	13,442,538	15,318,244
Residential mortgage	43,181,008	25,343,769
Consumer	30,779,871	31,562,035

Total gross loans	294,386,223	257,107,457

Deferred loan (fees) costs, net	(298,451)	274,211
Allowance for loan losses	(3,764,872)	(3,014,832)

Loans, net	$290,322,900	$254,366,836

In 2020, the Company elected to participate in the Payroll Protection Program (PPP) administered by the Small Business Administration (SBA).  This program was enacted as part of the Coronavirus, Relief, and Economic Security Act (CARES Act) in March 2020 to provide emergency economic relief to businesses impacted by the COVID-19 pandemic. These loans are fully guaranteed by the SBA and are eligible for forgiveness up to 100% of the loan and accrued interest balance if the borrowers meet specified requirements. The Company originated 419 loans totaling $36,084,650 under the PPP. These loans have terms from 2-5 years depending on date of origination, with interest at 1%. No payments are generally required until the SBA remits the loan forgiveness amount to the Company. At December 31, 2020, $18,984,151 of PPP loans remain outstanding and are included in commercial and industrial loans.

The SBA paid a fee to the Company to originate each PPP loan based on the amount of the loan. Such fees, net of deferred loan origination costs, totaled $1,384,153 through December 31, 2020. The net fee is being recognized in interest income, as an adjustment of yield, over the life of the related loan. However, upon receipt of a loan’s SBA forgiveness payment, any remaining fee for the loan is fully recognized into income. The Company recognized $833,457 of net PPP fee income in 2020. The remaining balance is generally expected to be recognized in 2021.

A second round of PPP loans was authorized in late December 2020 and funds became available in January 2021. The Company is a participating lender for the second round. As of February 28, 2021, the Company originated 189 loans totaling $17,906,851 under the second round of PPP. These loans have terms of 5 years, with interest at 1%. Other terms are similar to the first round loans noted above. Fees paid by the SBA in connection with the origination of these loans, net of loan costs, was $893,332 and income recognition will follow that described above for first round loans.

In 2019, the Company sold the remaining balance of its credit card portfolio. Proceeds from the sale were approximately $1.6 million, resulting in a gain of approximately $200,000.

In 2019, the Company sold its purchased manufactured home loan portfolio. Proceeds from the sale were approximately $10.5 million, resulting in a gain of approximately $187,000.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Changes in the allowance for loan losses for 2020 (as restated) and related loan information are as follows (in thousands):

Commercial
Real Estate	Industrial	Municipal and Other	Residential Mortgage	Consumer	Un- allocated	Total

Allowance for loan losses:

Beginning balance, January 1, 2020	$2,146	$231	$58	$209	$370	$-	$3,014
Charge-offs	(79)	-	-	-	(123)	-	(202)
Recoveries	1	3	-	-	131	-	135
Provision for loan losses	504	(29)	10	172	17	144	818

Ending balance, December 31, 2020	$2,572	$205	$68	$381	$395	$144	$3,765

Individually evaluated for impairment	$2	$-	$-	$-	$-	$-	$2

Collectively evaluated for impairment	$2,570	$205	$68	$381	$395	$144	$3,763

Total loans receivable	$167,533	$39,450	$13,442	$43,181	$30,780	$-	$294,386

Individually evaluated for impairment	$505	$-	$-	$244	$-	$-	$749

Collectively evaluated for impairment	$167,028	$39,450	$13,442	$42,937	$30,780	$-	$293,637

Changes in the allowance for loan losses for 2019 (as restated) and related loan information are as follows (in thousands):

Commercial
Real Estate	Industrial	Municipal and Other	Residential Mortgage	Consumer	Un- allocated	Total

Allowance for loan losses:

Beginning balance, January 1, 2019	$2,247	$215	$42	$439	$316	$25	$3,284
Charge-offs	(126)	-	-	(289)	(66)	-	(481)
Recoveries	158	3	-	24	105	-	290
Credit for loan losses	(133)	13	16	35	15	(25)	(79)

Ending balance, December 31, 2019	$2,146	$231	$58	$209	$370	$-	$3,014

Individually evaluated for impairment	$2	$-	$-	$-	$-	$-	$2

Collectively evaluated for impairment	$2,144	$231	$58	$209	$370	$-	$3,012

Total loans receivable	$160,088	$24,795	$15,318	$25,344	$31,562	$-	$257,107

Individually evaluated for impairment	$615	$-	$-	$60	$-	$-	$675

Collectively evaluated for impairment	$159,473	$24,795	$15,318	$25,284	$31,562	$-	$256,432

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table summarizes information on impaired loans at December 31:

2020
Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate	$464,199	$488,939	$-	$448,188	$22,419
Residential mortgage	244,761	406,793	-	262,645	34,442

Total	$708,960	$895,732	$-	$710,833	$56,861

With related allowance recorded:
Commercial real estate	$40,215	$40,215	$2,132	$42,355	$2,673

2019
Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate	$602,444	$732,400	$-	$573,887	$29,614
Residential mortgage	60,345	142,518	-	74,617	13,215

Total	$662,789	$874,918	$-	$648,504	$42,829

With related allowance recorded:
Commercial real estate	$12,666	$12,666	$2,305	$13,724	$903

The following table presents information on nonaccrual loans at December 31:

2020	2019

Commercial real estate	$81,929	$288,565
Residential mortgage	244,761	448,559
Consumer	37,214	47,271

Total	$363,904	$784,395

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following tables present information by the Company's internal risk rating system at December 31 (as restated):

2020
Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial loans:
Real estate	$155,393,070	$7,683,587	$4,456,378	$-	$-	$167,533,035
Commercial and industrial	38,860,348	308,971	280,452	-	-	39,449,771
Municipal and other	13,442,538	-	-	-	-	13,442,538
Residential mortgage	42,936,247	244,761	-	-	-	43,181,008
Consumer	30,742,657	37,214	-	-	-	30,779,871

Total	$281,374,860	$8,274,533	$4,736,830	$-	$-	$294,386,223

2019
Pass	Special Mention	Substandard	Doubtful	Loss	Total

Commercial loans:
Real estate	$151,280,638	$7,380,813	$1,427,189	$-	$-	$160,088,640
Commercial and industrial	24,462,387	7,076	325,306	-	-	24,794,769
Municipal and other	15,318,244	-	-	-	-	15,318,244
Residential mortgage	25,048,961	-	294,808	-	-	25,343,769
Consumer	31,485,432	-	76,603	-	-	31,562,035

Total	$247,595,662	$7,387,889	$2,123,906	$-	$-	$257,107,457

The following tables present information on past due status at December 31 (as restated):

2020
30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment≥ 90 Days and Accruing

Commercial loans:
Real estate	$-	$-	$-	$-	$167,533,035	$167,533,035	$-
Commercial and industrial	-	-	-	-	39,449,771	39,449,771	-
Municipal and other	-	-	-	-	13,442,538	13,442,538	-
Residential mortgage	37,515	-	130,961	168,476	43,012,532	43,181,008	-
Consumer	400,684	91,460	32,307	524,451	30,255,420	30,779,871	8,494

Total	$438,199	$91,460	$163,268	$692,927	$293,693,296	$294,386,223	$8,494

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

2019
30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Total Financing Receivables	Recorded Investment≥ 90 Days and Accruing

Commercial loans:
Real estate	$-	$-	$348,056	$348,056	$159,740,584	$160,088,640	$-
Commercial and industrial	-	-	-	-	24,794,769	24,794,769	-
Municipal and other	-	-	-	-	15,318,244	15,318,244	-
Residential mortgage	-	41,805	253,004	294,809	25,048,960	25,343,769	-
Consumer	331,488	95,614	19,028	446,130	31,115,905	31,562,035	8,765

Total	$331,488	$137,419	$620,088	$1,088,995	$256,018,462	$257,107,457	$8,765

The Company may grant a concession or modification for economic or legal reasons related to a borrower's financial condition that it would not otherwise consider. The resulting modified loan is identified as a TDR. The Company may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers' operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company's allowance for loan losses. The Company identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower's financial statements, revenue projections, tax returns and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions and negative trends may result in a payment default in the near future.

The following table reflects information regarding loans the Company modified in 2020 and 2019 that meet the criteria of troubled debt restructuring. There were no changes to the recorded investment resulting from modification.

Troubled Debt Restructuring	Number of Contracts	Recorded Investment at Time of Modification

2020 - Commercial real estate	1	$384,724

2019 - Commercial real estate	2	$48,565

There were no TDR's that defaulted in 2020 and 2019.

In 2020, the Company instituted a payment deferral program to assist borrowers experiencing financial hardship due to COVID-19 related challenges. This program was established in response to federal banking agencies guidance encouraging banks to work with borrowers that may be unable to meet their contractual obligations due to the effects of COVID-19. This guidance stated that short-term modifications (up to six months) made on a good faith basis in response to COVID-19 to borrowers who were current at the time of modification are not considered TDRs. In addition, section 4013 of the CARES provided that loan modifications related to COVID-19 on a loan that was current at December 31, 2019 are not considered TDRs. Through December 31, 2020, the Company has modified $62,596,000 of loans to allow for payment deferrals. These deferrals included principal, and principal and interest deferrals, generally for three to six months. Additional modifications were made as necessary. At December 31, 2020, $3,404,000 of commercial real estate loans remain on payment deferral.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

5.Bank Premises and Equipment

Bank premises and equipment at December 31 are summarized as follows:

2020	2019

Land	$857,187	$857,187
Buildings	3,300,952	3,293,932
Leasehold improvements	893,963	922,593
Equipment, furniture and fixtures	1,774,000	1,540,427
Right-of-use asset under finance lease, Note 8	1,890,333	1,890,333

Total	8,716,435	8,504,472

Less accumulated depreciation	4,137,196	3,636,028

Total	$4,579,239	$4,868,444

The net book value of the right-of-use asset under finance lease was $667,918 at December 31, 2020 and $743,531 at December 31, 2019. Amortization of the right-of-use asset under finance lease was $75,613 in 2020 and 2019 and is included in depreciation expense.

6.Deposits

The aggregate amount of certificates of deposit (time deposits) with a minimum denomination of $250,000 was approximately  $7,702,000 and $9,283,000 at December 31,  2020 and 2019, respectively.

Scheduled maturities of time deposits are as follows:

Years ending December 31:
2021	$63,303,425
2022	8,120,407
2023	1,715,007
2024	833,549
2025	271,991
Thereafter	38,666

Total	$74,283,045

7.    Borrowings (As Restated)

The Company has a maximum borrowing capacity with the FHLB of approximately $113,557,000, including a $58,556,000 line of credit. There were $5,734,400 in short-term borrowings under the line at December 31, 2020.  There were no short-term borrowings under the line at December 31, 2019. Long-term borrowings were $4,500,000 and $7,500,000 at December 31,  2020 and 2019, respectively. The average rate on long-term borrowings was 1.57% and 1.44% in 2020 and 2019, respectively. Borrowings from the FHLB are secured by qualifying assets of the Company, which include FHLB stock and certain residential and commercial loans.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Scheduled maturities of long-term borrowings are as follows:

Years ending December 31:
2021	$1,500,000
2022	1,500,000
2025	1,500,000

Total	$4,500,000

The Company has a $5,000,000 unsecured line of credit with Atlantic Community Bankers Bank to purchase federal funds. The Company did not have any outstanding borrowings at December 31, 2020 and 2019.

The Company can borrow approximately $4,910,000 on an overnight basis from the Federal Reserve Bank. Borrowings are secured by investments with amortized costs and estimated market values of approximately $4,910,000. There were no borrowings under this line at December 31, 2020 and 2019.

In April 2020 the Federal Reserve Bank established the Paycheck Protection Program Liquidity Facility (PPPLF) to provide participating lenders with liquidity to originate PPP loans. Advances are collateralized by pools of PPP loans, bear interest at 0.35%, and carry a maturity date based on the underlying PPP loans. Advances are repaid as payments on the underlying PPP loans are received. At December 31, 2020, the Company had $15,741,289 of PPPLF advances outstanding, secured by $15.7 million of outstanding PPP loans. These advances are generally expected to be repaid in 2021 as the underlying PPP loan forgiveness payments from the SBA are received.

In March 2021, the Company borrowed an additional $13,223,947 through the PPPLF.

Obligations under secure borrowing arrangements were $13,842,859 and $9,722,665 at December 31, 2020 and 2019, respectively, and represent the balance of loan participations that did not qualify for sales accounting. The weighted average interest rate on these agreements was 3.14% and 3.39% at December 31, 2020 and 2019, respectively.

Securities sold under agreements to repurchase are noninsured interest-bearing liabilities that have a perfected security interest in qualified investments of the Company. Repurchase agreements are offered through a sweep product. A sweep account is designed to ensure that on a daily basis, an attached demand deposit account is adequately funded and excess funds are transferred, or swept, into an interest-bearing overnight repurchase agreement account.

Securities sold under agreements to repurchase were $1,511,044  at December 31, 2020 and $3,533,973 at December 31, 2019 and are secured by investment securities with a carrying amount of $2,152,929 at December 31, 2020 and $3,996,799 at December 31, 2019. The weighted average interest rate on these agreements was 0.27% and 0.30% at December 31,  2020 and 2019, respectively.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

8.Leases

The Company leases a branch office under the terms of an agreement that has been accounted for as a finance lease. The lease expires in 2030. Minimum future lease payments at December 31, 2020 under this finance lease are as follows:

Years ending December 31:
2021	$146,356
2022	146,356
2023	146,356
2024	146,966
2025	150,015
Thereafter	612,561

Total minimum lease payments	1,348,610

Amount representing interest	290,604

Obligation under finance lease	$1,058,006

The property under finance lease is included in premises and equipment. Total finance lease cost was $136,375 in 2020 and $140,872 in 2019, consisting of interest of $60,762 in 2020 and $65,259 in 2019 and amortization of the right-of-use asset of $75,613 in both 2020 and 2019. Cash paid for this finance lease was $146,356 in both 2020 and 2019.

The Company leases two of its branch offices under the terms of lease agreements classified as operating leases. In December 2020, the Company vacated one of the branches and recognized a loss on lease termination of $152,077. Expected future lease payments at  December 31, 2020 under the remaining operating lease are as follows:

Years ending December 31:
2021	$53,000
2022	53,000
2023	53,000
2024	53,000
2025	53,000
Thereafter	106,000

Total lease payments	371,000

Present value discount	40,137

Operating lease liability – included in other liabilities	$330,863

The remaining lease include options to renew which generally runs for periods of five years. The Company evaluates the options to determine whether it is reasonably certain it will exercise them. The Company has concluded it is reasonably certain of exercising one option term at this time and, accordingly, has included the payments for the option term in its determination of the operating lease liability. The discount rate used in determining the operating lease liability was the FHLB fixed advance rate which corresponded with the remaining lease term (including the one option) at lease commencement.  At December 31, 2020 and 2019, the weighted average discount rate was 3.30% and 3.17%, respectively, and the weighted average remaining lease term was 7.0 and 6.5 years, respectively.

Total operating lease expense was $110,600 in 2020 and $108,938 in 2019. There were no variable lease costs. Short-term lease expense was not significant.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

9.Employee Benefit Plan

The Company has a retirement savings 401(k) plan in which substantially all employees may participate. The Company matches employees' contributions based on a percentage of salary contributed by participants. The Company's expense for the plan was $151,833  in 2020 and $151,429 in 2019.

10.Income Taxes

The income tax provision (benefit) consists of the following:

2020	2019

Current	$(125,933)	$(20,805)
Deferred	119,722	202,861

Total	$(6,211)	$182,056

The following is a reconciliation between the expected statutory income tax rate of 21% and the Company's actual income tax expense and rate:

2020		2019
Amount	Percent	Amount	Percent

Amount at statutory rate	$281,288	21.0%	$260,513	21.0%
Tax-exempt income, net	(60,350)	(4.5)	(69,309)	(5.6)
Benefit of NOL carryback	(231,389)	(17.3)
Other, net	4,240	0.3	(9,148)	(0.7)

Actual amount	$(6,211)	(0.5)%	$182,056	14.7%

The following temporary differences gave rise to the net deferred tax asset at December 31:

2020	2019

Allowance for loan losses	$575,386	$404,255
Employee benefits	228,705	234,293
Nonaccrual loan interest	17,727	14,639
Net operating loss (NOL) carryforward	-	296,018
Right-of-use asset – operating lease	69,481	121,096
Net unrealized gains on securities available-for-sale	(461,501)	(91,743)
Foreclosed and repossessed assets	12,600	25,673
Other	41,133	9,188
Lease liability – operating lease	(69,481)	(121,096)
Depreciation	(36,104)	(24,897)

Net deferred tax asset	$377,946	$867,426

Management believes it is more likely than not that all of the deferred tax assets will be realized.

In 2020, as allowed under provisions of the CARES Act, the Company carried back its federal NOL carryforward to prior years and recognized a benefit of $231,389, primarily from the difference in tax rates in the prior periods.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

11.Accumulated Other Comprehensive Income

The components of accumulated other comprehensive income and related tax effect are as follows:

2020	2019

Unrealized gain on securities available-for-sale	$2,197,623	$436,872
Tax effect	(461,501)	(91,743)

Total	$1,736,122	$345,129

12.Earnings per Share

The following tables show the amounts used in computing earnings per share (EPS), the effects on income and the weighted average number of shares of dilutive potential common stock for the years ended December 31.

2020
Income (Loss) Numerator	Common Shares Denominator	EPS

Basic EPS
Net income	$1,345,679	2,372,214	$.57

Dilutive effect of potential common stock
Exercise of options and warrants	-	11,915	-
Hypothetical share repurchase at $16.59	-	(7,802)	-

Diluted EPS	$1,345,679	2,376,327	$.57

2019
Income (Loss) Numerator	Common Shares Denominator	EPS

Basic EPS
Net income	$1,058,482	2,352,622	$.45

Dilutive effect of potential common stock
Exercise of options and warrants	-	18,860	-
Hypothetical share repurchase at $16.64	-	(12,263)	-

Diluted EPS	$1,058,482	2,359,219	$.45

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

13.Stock Award and Stock Option Plans

The 2001 Stock Award and Stock Option Plan (2001 Plan) expired on May 22, 2011. Options were granted to eligible employees, officers and directors with an exercise price equal to or greater than the fair value of the Company's stock at the grant date. The options vested on a pro-rata basis over three years and had a ten-year life from the grant date. All options under the 2001 Plan were exercisable at December 31,  2020 and 2019 and had a remaining weighted-average life of .04 years at December 31, 2020.  A summary of the changes in options outstanding under the 2001 Plan is as follows:

Number	Weighted Average Exercise Price

Balance, January 1, 2019	6,000	$9.83
Exercised	(1,000)	(10.15)

Balance, December 31, 2019	5,000	9.76
Exercised	(3,000)	(9.72)
Forfeited	(1,000)	(10.15)

Balance, December 31, 2020	1,000	$9.50

The 2012 Stock Award and Stock Option Plan (2012 Plan) replaced the 2001 Plan. It reserved 250,000 shares of common stock for issuance.  Stock awards and options may be granted to eligible employees, officers and directors. There are 210,684 shares available for issuance at  December 31, 2020.

In 2019, the Company established the Nonemployee Director Compensation Plan (Director Plan).
The Director Plan provides for each nonemployee director to receive any compensation in the form of Company common stock. Directors are immediately vested in all shares received.  Shares are first paid from treasury stock and then from unissued shares of the 2012 Plan. In 2020, the Company issued 1,280 shares from treasury stock and 17,127 shares under the 2012 Plan. In 2019, the Company issued 3,320 shares from treasury stock and 9,189 shares under the 2012 Plan. Compensation cost was $236,007 and $204,352 in 2020 and 2019, respectively.

Options are granted with an exercise price equal to or greater than the market price of the Company's stock at the grant date.  The options vest on a pro-rata basis over three years and have a ten-year life from the grant date. All options under the 2012 Plan were fully vested and exercisable at December 31, 2020 and 2019 and had a remaining weighted-average life of 1.92 years at December 31, 2020. All compensation costs related to stock options have been recognized. A summary of the changes in options outstanding under the 2012 Plan is as follows.

Number	Weighted Average Exercise Price

Balance, January 1, 2019	13,000	$11.35
Forfeited	(1,000)	(12.00)

Balance, December 31, 2019	12,000	11.17
Exercised	(2,000)	(11.38)

Balance, December 31, 2020	10,000	$11.13

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

14.Related-Party Transactions

The Company grants loans to executive officers, directors, significant shareholders (greater than 10%) and related interests of such persons. A summary of loan activity with such persons during 2020 and 2019 is as follows:

2020	2019

Balance, beginning	$20,542,109	$23,927,739
Additions	3,509,610	5,888,207
Repayments	(2,091,381)	(3,637,313)
Other changes	(485,415)	(5,636,524)

Balance, ending	$21,474,923	$20,542,109

Other changes arise from the maturity of unused lines of credit which were not renewed, changes in related parties and the sale of the credit card portfolio.

Related party deposits totaled approximately $12,342,000 and $9,777,000 at December 31,  2020 and 2019, respectively.

The Company made payments to directors, significant shareholders and related interests of such persons for other goods and services as follows:

2020	2019

Goods or services provided:
Construction	$74,833	$79,880

15.Financial Instruments with Off-Balance-Sheet Risk

Overview

The Company is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss is represented by the contractual amount of these commitments. The Company follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Unless noted otherwise, the Company does not require collateral or other security to support financial instruments with off-balance-sheet credit risk.

Commitments to Extend Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Company upon extension of credit, is based on management's credit evaluation.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

Unfunded commitments under commercial lines-of-credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These commitments may or may not be collateralized and usually contain a specified maturity date and may not be drawn upon to the total extent to which the Company is committed.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those letters-of-credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters-of-credit is essentially the same as that involved in extending loan facilities to customers. The Company requires collateral to support these commitments. The liability for loss related to guarantees under standby letters of credit at December 31,  2020 and 2019 is not material.

Collateral Requirements

To reduce credit risk related to the use of credit-related financial instruments, the Company might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Company's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate.

Financial instruments whose contract amount represents credit risk at December 31, are as follows:

2020	2019

Commitments to extend credit	$34,305,000	$26,122,000

Standby letters of credit	$2,069,000	$3,816,000

16.Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total, Tier I and common equity Tier I capital to risk-weighted assets and of Tier I capital to average assets. Management believes, as of December 31, 2020, the Bank meets all capital adequacy requirements to which they are subject.

The Federal Reserve Bank has established capital guidelines for bank holding companies. These guidelines allow small bank holding companies an exemption from regulatory capital requirements. The Bancorp meets the eligibility criteria and is exempt from regulatory capital requirements.

The Bank is also required to maintain a "capital conservation buffer" of 2.50% above the minimum risk-based capital requirements, which must be maintained to avoid restrictions on capital distributions and certain discretionary bonus payments. As of December 31, 2020, the most recent notification from the Federal Reserve Bank indicated that the Bank was categorized as well capitalized under the regulatory standards.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table depicts the capital amounts and ratios of the Bank as of December 31 (as restated):

2020
Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	$37,427,000	14.13%	$	≥21,185,271	8.00%	$	≥26,481,588	10.00%
Tier 1 capital (to risk-weighted assets)	34,219,000	12.92		≥15,888,953	6.00		≥21,185,271	8.00
Common equity Tier 1 capital (to risk-weighted assets)	34,219,000	12.92		≥11,916,715	4.50		≥17,213,032	6.50
Tier 1 capital (to average assets)	34,219,000	9.80		≥13,960,187	4.00		≥17,450,233	5.00

2019
Actual		For Capital Adequacy Purposes		To be Well Capitalized Under Prompt Corrective Action Provisions
Amount	Ratio	Amount	Ratio	Amount	Ratio

Total capital (to risk-weighted assets)	$34,888,000	13.19%	$	≥21,165,301	8.00%	$	≥26,456,627	10.00%
Tier 1 capital (to risk-weighted assets)	31,873,000	12.05		≥15,873,976	6.00		≥21,165,301	8.00
Common equity Tier 1 capital (to risk-weighted assets)	31,873,000	12.05		≥11,905,482	4.50		≥17,196,807	6.50
Tier 1 capital (to average assets)	31,873,000	9.41		≥13,554,754	4.00		≥16,943,443	5.00

17. Fair Value Disclosures

Fair value is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between unaffiliated market participants. A three-level hierarchy exists for fair value measurements based upon the inputs to the valuation of an asset or liability. The classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

Level 1 - Valuation is based on quoted prices in active markets for identical assets or liabilities;

Level 2 - Valuation is determined from quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument;

Level 3 - Valuation is derived from model-based and other techniques in which at least one significant input is unobservable and which may require significant management judgment or estimation, which may be internally developed.

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

The following table sets forth the Company's financial assets and liabilities measured at fair value on a recurring basis by level within the fair value hierarchy:

December 31, 2020
Total	Level 1	Level 2	Level 3

U.S. Treasury	$2,108,750	$-	$2,108,750	$-
U.S. GSE	6,369,246	-	6,369,246	-
U.S. government agency	340,437	-	340,437	-
Mortgage-backed, GSE residential	18,974,100	-	18,974,100	-
State and political subdivisions	29,265,379	-	29,265,379	-
Corporate	507,539	-	507,539	-

Total	$57,565,451	$-	$57,565,451	$-

December 31, 2019
Total	Level 1	Level 2	Level 3

U.S. Treasury	$2,025,625	$-	$2,025,625	$-
U.S. GSE	10,200,296	-	10,200,296	-
U.S. government agency	388,020	-	388,020	-
Mortgage-backed, GSE residential	26,386,242	-	26,386,242	-
State and political subdivisions	20,341,830	-	20,341,830	-

Total	$59,342,013	$-	$59,342,013	$-

All debt securities are measured at fair value using quoted prices from an independent third party that provides valuation services, such as matrix pricing, for similar assets, with similar terms in actively traded markets.

The following table presents the Company's financial assets and liabilities measured at fair value on a nonrecurring basis by level within the fair value hierarchy:

Total	Level 1	Level 2	Level 3

December 31, 2020
Impaired loans, discounted cash flows	$61,810	$-	$-	$61,810
Foreclosed and repossessed assets	603,892	-	-	603,892

December 31, 2019
Impaired loans, discounted cash flows	$70,705	$-	$-	$70,705
Foreclosed and repossessed assets	94,054	-	-	94,054

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

From time to time, the Company may record financial instruments, such as impaired loans and foreclosed and repossessed assets, at fair value on a nonrecurring basis.  Impaired loans that are collateral dependent are written down to fair value through partial charge-offs. Impaired loans that are not collateral dependent are written down to fair value based on discounted cash flows through the establishment of specific reserves.  Assets taken in foreclosure or repossession of defaulted loans are primarily comprised of commercial and residential real property and are measured at the lower of cost or fair value less costs to sell. Generally, fair value is based on appraisals performed by certified appraisers for real property and recent sales data for other assets. These values are generally adjusted based on management's knowledge of changes in market conditions or other factors and include estimated liquidation expenses. Management's assumptions include consideration of location and occupancy as well as condition of the property or asset. For impaired loans that are not collateral dependent (all of which are considered troubled debt restructurings), expected cash flows are discounted using the loan's original contract rate (6.75%-13.25%). At December 31, 2020, management adjustments to appraised values ranged from 7% to 89% (weighted average of 32%) for foreclosed and repossessed assets. At December 31, 2019, management adjustments to appraised values ranged from 7% to 100% (weighted average of 29%) for foreclosed and repossessed assets. Since the adjustments may be significant, are based on management's estimates and are generally unobservable, they have been classified as Level 3.

In addition to the disclosures of financial instruments recorded at fair value, GAAP requires the disclosure of the estimated fair value of all the Company's financial instruments. The majority of the Company's assets and liabilities are considered financial instruments. However, many of these instruments lack an available market. In addition, the Company's general practice and intent is to hold its financial instruments to maturity. The Company has considered the fair value measurement criteria as required under the accounting standard relating to fair value measurement as noted above. Fair value estimates have been determined based on the methodologies management considers most appropriate for each financial instrument.

The following are the recorded carrying amounts and estimated fair values of the Company's financial instruments as of December 31 (as restated) (in thousands):

2020
Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and due from banks	$3,521	$3,521	$3,521	$-	$-
Securities available-for-sale	57,565	57,565	-	57,565	-
Restricted equity investments	1,319	1,319	-	1,319	-
Loans	290,323	294,696	-	-	294,696
Accrued interest receivable	1,071	1,071	-	1,071	-

Financial liabilities:
Deposits	286,593	278,652	-	278,652	-
Short-term borrowings -FHLB	5,734	5,734	-	5,734	-
Borrowings under PPPLF	15,741	15,741	-	15,741	-
Obligations under secure borrowing arrangements	13,843	14,165	-	-	14,165
Long-term borrowings - FHLB	4,500	4,652	-	4,652	-
Securities sold under agreements to repurchase	1,511	1,511	-	1,511	-
Accrued interest payable	93	93	-	93	-

Landmark Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

December 31, 2020 and 2019

2019
Carrying Amount	Estimated Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and due from banks	$5,268	$5,268	$5,268	$-	$-
Securities available-for-sale	59,342	59,342	-	59,342	-
Restricted equity investments	1,175	1,175	-	1,175	-
Loans	254,367	254,384	-	-	254,384
Accrued interest receivable	874	874	-	874	-

Financial liabilities:
Deposits	278,281	278,525	-	278,525	-
Obligations under secure borrowing arrangements	9,723	9,647	-	-	9,647
Long-term borrowings	7,500	7,487	-	7,487	-
Securities sold under agreements to repurchase	3,534	3,534	-	3,534	-
Accrued interest payable	131	131	-	131	-